Exhibit 10.5

CORPORATE EXECUTIVE CONFIDENTIALITY, NON-COMPETITION
AND NON-SOLICITATION AGREEMENT

This Corporate Executive Confidentiality, Non-Competition and Non-Solicitation Agreement (“Agreement”) is made by and between Zimmer Asia (HK) Limited (“Company”), Zimmer, Inc., Zimmer Biomet Holdings, Inc., and Yi Sang-Uk (“Employee”) (hereinafter collectively referred to as the “Parties” and each a “Party”).

Recitals

A.

This Agreement is being entered into in connection with Employee’s desired change of residence from Singapore to Hong Kong and the resulting transfer of his employment from Zimmer Pte. Ltd. (based in Singapore) to the Company (based in Hong Kong) and will replace the existing Corporate Executive Confidentiality, Non-Competition and Non-Solicitation Agreement dated as of August 18, 2015 by and between Zimmer Pte. Ltd., Zimmer, Inc., Zimmer Biomet Holdings, Inc. and Employee (the “Existing Agreement”).

B.

The terms of this Agreement are consistent in all material respects with the terms of the Existing Agreement, with differences between this Agreement and the Existing Agreement deemed necessary or appropriate to ensure this Agreement is enforceable under the laws of Hong Kong Special Administrative Region.

C.

For the purposes of this Agreement, the terms “Associated Company” and “Zimmer Biomet” mean any direct or indirect holding company of the Company, any subsidiary of such holding company, any subsidiary of Zimmer Biomet Holdings, Inc. or Zimmer, Inc. and any company in which the Company, Zimmer Biomet Holdings, Inc. or Zimmer, Inc. holds or controls, directly or indirectly, not less than 20% of the issued share capital, including but not limited to Zimmer, Inc., Zimmer Biomet Holdings, Inc., Zimmer Pte. Ltd., Zimmer Biomet G.K., Zimmer (Shanghai) Medical International Trading Co., Ltd., Zimmer Australia Holding Pty Limited, Zimmer Biomet New Zealand Company, Zimmer Biomet Korea Ltd., Zimmer Biomet Taiwan Co., Ltd., Zimmer India Private Ltd., and/or any or each of affiliates, parents, or direct or indirect subsidiaries of any of the foregoing, as well as any successor-in-interest to any of the foregoing and/or to any of their direct or indirect subsidiaries, affiliates, or parents. Company and Associated Company shall include the successors in title and assigns of the Company and any Associated Company. The term “company”, “holding company” and “subsidiary” in this Agreement shall have the same meaning as in the Companies Ordinance.

D.

Employee has been employed by Zimmer Pte. Ltd. for more than five years in an Asia Pacific (“APAC”) executive and/or high-level managerial capacity based in Singapore in which Employee has extensive access to trade secrets and confidential information of Zimmer Pte. Ltd. and Zimmer Biomet.

E.

Employee desires to change his residence from Singapore to Hong Kong and, in connection therewith, has requested a transfer of his employment as President, APAC (which position is an executive and/or high-level managerial capacity) from Zimmer Pte. Ltd. (based in Singapore) to Company (based in Hong Kong), where Employee will have extensive access to trade secrets and confidential information of the Company and Zimmer Biomet.

F.	Zimmer Biomet and Company are willing to agree to the requested transfer of employment and Company has offered Employee employment contingent upon Employee’s entering into this Agreement.

Agreement

NOW, THEREFORE, in consideration of the foregoing recitals and Company’s agreement to employ Employee in an executive and/or high-level managerial capacity, the promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree to be legally bound as follows:

1.

Acknowledgements. Employee acknowledges that Zimmer Biomet is engaged in the highly competitive business of the development, manufacture, distribution, and sale of orthopedic medical, oral rehabilitation, spine and/or trauma devices, products, processes and services, among other products and services, and that Employee serves in an APAC executive and/or high-level managerial capacity for Company and Zimmer Biomet and in that capacity Employee has and/or will have access to and will gain knowledge of substantial trade secrets and confidential information of Zimmer Biomet.

2.

Non-Disclosure and Ownership of Confidential Information. Employee acknowledges that Confidential Information is a valuable, special, and unique asset of Zimmer Biomet, and solely the property of Zimmer Biomet, and agrees to the following:

a.Confidential Information Defined. The term “Confidential Information” includes, but is not limited to, any and all of Zimmer Biomet’s trade secrets, confidential and proprietary information and all other information and data of Zimmer Biomet that is not generally known to the public or other third parties who could derive economic value from its use or disclosure. Confidential Information includes, without limitation, confidential business methods and processes, research and development information, business plans and strategies, marketing plans and strategies, information pertaining to current and prospective customers, information pertaining to distributors, pricing information, costing information, non-public financial information, personnel information, and information about current and prospective products or services, whether or not reduced to writing or other tangible medium of expression, including work product created by Employee in rendering services for Zimmer Biomet.

b.Non-Disclosure of Confidential Information. During Employee’s employment with Company and thereafter, Employee will not disclose, transfer, or use (or seek to induce others to disclose, transfer, or use) any Confidential Information for any purpose other than i) disclosure to authorized employees and agents of Zimmer Biomet who are bound to maintain the confidentiality of the Confidential Information; and/or ii) for authorized purposes during the course of Employee’s employment in furtherance of Zimmer Biomet’s business. Employee’s non-disclosure obligations shall continue as long as the Confidential Information remains confidential and shall not apply to information that becomes generally known to the public through no fault or action of Employee.

c.Protection of Confidential Information. Employee will notify Company in writing of any circumstances which may constitute unauthorized disclosure, transfer, or use of Confidential Information. Employee will use Employee’s best efforts to protect Confidential Information from unauthorized disclosure, transfer, or use. Employee will implement and abide by all procedures adopted by Zimmer Biomet to prevent unauthorized disclosure, transfer, or use of Confidential Information.

3.	Ownership of Intellectual Property.

a.Invention Defined. The term “Invention” includes, but is not limited to ideas, programs, processes, systems, intellectual property, works of authorship, copyrightable materials, discoveries, and/or improvements which Employee discovers, invents, originates, develops, makes, authors, or conceives alone or in conjunction with others during Employee’s employment with Company and/or within six (6) months after Employee’s employment ends which relate to Zimmer Biomet’s present or future business. An Invention is covered by this Agreement regardless of whether i) Employee conceived of the Invention in the scope of Employee’s employment; ii) the Invention is patentable; or iii) Zimmer Biomet takes any action to commercialize or develop the Invention.

b.Ownership of Inventions. Inventions are solely the property of Zimmer Biomet or such other Associated Company appointed by Zimmer Biomet. Employee agrees that by operation of law and/or the effect of this Agreement, Employee does not have any rights, title, or interest in any Inventions. Notwithstanding, Employee may, at Zimmer Biomet’s discretion, be recognized as the inventor of an Invention without retaining any other rights associated therewith.

c.Disclosure and Assignment of Inventions. Employee hereby assigns to Zimmer Biomet or such other Associated Company appointed by Zimmer Biomet all right, title and interest Employee may have in any Inventions that are discovered, invented, originated, developed, made, authored, or conceived by Employee (whether alone or with others) during Employee’s employment with the Company and/or within six (6) months after Employee’s employment ends which relate to Zimmer Biomet’s present or future business. Employee agrees to: (i) promptly disclose all such Inventions in writing to Zimmer Biomet or such other Associated Company appointed by Zimmer Biomet; (ii) keep complete and accurate records of all such Inventions, which records shall be Zimmer Biomet’s or such other Associated Company’s property and shall be retained on the relevant Zimmer Biomet premises; and (iii) execute such documents and do such other acts as may be necessary in the opinion of Zimmer Biomet or such other Associated Company appointed by Zimmer Biomet to establish and preserve its property rights in all such Inventions. This section shall not apply to any Invention for which no equipment, supplies, facility or trade secret information of Zimmer Biomet was used and which was developed entirely on Employee’s own time, and (1) which does not relate (a) directly to the business of Zimmer Biomet, or (b) to Zimmer Biomet’s actual or demonstrably anticipated research or development, and (2) which does not result from any work performed by Employee for Zimmer Biomet.

d.Works of Authorship. All written, graphic or recorded material and all other works of authorship fixed in a tangible medium of expression made or created by Employee, solely or jointly with others, during Employee’s employment with Company and relating to Zimmer Biomet’s business, actual or contemplated, shall be the exclusive property of Zimmer Biomet (collectively “Works”). All rights, title and interests (including intellectual property rights) in and to the Works shall belong to Zimmer Biomet and Employee hereby assigns and conveys (including by way of present assignment of future rights) to Zimmer Biomet all rights, title and interests (including any copyright and renewals) in the Works.

e.Attribution and Use of Works and Inventions; Waiver of Assertion of “Moral” Rights in Inventions and Works. Employee agrees that Zimmer Biomet and its licensees are not required to designate Employee as author, inventor or developer of any Works or Inventions when distributed or otherwise. Employee hereby waives, and agrees not to assert, any “moral” rights in any Inventions and Works which Employee may have under the Hong Kong Copyright Ordinance or similar legislation in any jurisdiction and any other moral rights to which Employee is or may be entitled to under any legislation now existing or in future enacted in any part of the world. Employee agrees that Zimmer Biomet and its licensees shall have sole discretion with regard to how and for what purposes any Inventions or Works are used or distributed.

f.Employee Cooperation in Establishment of Zimmer Biomet Proprietary Rights. Employee will sign documents of assignment, declarations and other documents and take all other actions reasonably required by Zimmer Biomet, at Zimmer Biomet’s expense, to perfect and enforce any of its proprietary rights or give Zimmer Biomet or its nominee the full benefit of the provisions of this Agreement.

4.

Return of Confidential Information and Company Property. Immediately upon termination of Employee’s employment with Company, Employee shall return to Company all of Zimmer Biomet’s property relating to Zimmer Biomet’s business, including without limitation all of Zimmer Biomet’s property which is in the possession, custody, or control of Employee such as Confidential Information, documents, hard copy files, copies of documents and electronic information/files.

5.

Obligations to Other Entities or Persons. Employee warrants that Employee is not bound by the terms of a confidentiality agreement or any other legal obligation which would either preclude or limit Employee from disclosing or using any of Employee’s ideas, inventions, discoveries or other information or otherwise fulfilling Employee’s obligations to Zimmer Biomet. While employed by Company, Employee shall not disclose or use any confidential information belonging to another entity or other person.

6.

Conflict of Interest and Duty of Loyalty. During Employee’s employment with Company, Employee shall not engage, directly or indirectly, in any activity, employment or business venture, whether or not for remuneration, that i) is competitive with Zimmer Biomet’s business; ii) deprives or potentially could deprive Zimmer Biomet of any business opportunity; iii) conflicts or potentially could conflict with any of Zimmer Biomet’s business interests; or iv) is otherwise detrimental to Zimmer Biomet, including but not limited to preparations to engage in any of the foregoing activities.

7.	Restrictive Covenants. Employee agrees to, and covenants to comply with, each of the following separate and divisible restrictions which are for the benefit of the Company and Zimmer Biomet:
a.	Definitions.

(1)“Competing Product” is defined as any product, process or service that is competitive with any product, process or service that Company or any Associated Company is researching, developing, manufacturing, distributing, selling and/or providing on the Termination Date.

(2)“Competing Entity” is defined as any entity that researches, develops, manufactures, markets, distributes and/or sells one or more Competing Products, including but not limited to Astra Tech Dental (part of AstraZeneca Group); DePuy Orthopaedics, Inc. and DePuy Spine, Inc. (subsidiaries of Johnson & Johnson); Japan Medical Materials Corporation; Japan Medical Dynamic Marketing, Inc.; Medtronic, Inc.; Nobel Biocare Holding AG; NuVasive, Inc.; Smith & Nephew plc; Straumann Holding AG; Stryker Corporation; Synthes, Inc.; and the subsidiaries and affiliates of each of the foregoing. A Competing Entity is diversified if it operates multiple, independently operating business divisions, units, lines or segments some of which do not research, develop, manufacture, market, distribute and/or sell any Competing Products.

(3)“Prohibited Capacity” is defined as (a) any capacity held by Employee at any time during Employee’s last twelve (12) months of employment with Company; (b) any executive or managerial capacity; or (c) any capacity in which Employee may be required, or in which it may be advantageous to a person other than the Company for the Employee to use or refer to the Employee’s knowledge of Confidential Information and/or Inventions. Employee will only be acting in a “Prohibited Capacity” in respect of research, development, manufacturing, marketing, distributing and sale of a Competing Product that is competitive with any product, process or service with which the Employee was either personally concerned or supervised individuals who were personally concerned or for which the Employee was responsible whilst employed by the Company at any time during the twelve (12) months immediately preceding the Termination Date.

(4)“Restricted Geographic Area” is defined as:

(a) Hong Kong; and

(b) Australia, China, India, Japan, Korea, Malaysia, New Zealand, Singapore, Taiwan, Thailand and any other country where Company or any Associated Company has, at the relevant time, established a representative office or entity in respect of which the Employee has been responsible (whether alone or jointly with others) or supervised individuals who were responsible (whether alone or jointly with others) or possessed Confidential Information with respect to such country, jurisdiction or special administrative region or carried out substantive duties on behalf of the Company and/or any Associated Company during any part of the 12 months immediately preceding the Termination Date.

Employee acknowledges that this geographic scope is reasonable given Employee’s position with Company and/or an Associated Company, the international scope of Company’s or any Associated Company’s business; and the fact that Employee could compete with Company or any Associated Company from anywhere Company or any Associated Company does business.

(5)“Restricted Period” is defined as the date Employee executes this Agreement throughout the time Employee is employed by Company, and a period of twelve (12) months from the date Employee’s employment with Company ceases for any reason, unless otherwise extended by Employee’s breach of this Agreement.

(6)“Customer” is defined as any person or entity with respect to whom, as of the Termination Date or at any time during the twelve (12) months prior to such separation, Company or any Associated Company sold or provided any products, processes or services.

(7)“Active Prospect” is defined as any person or entity that Company or any Associated Company individually and specifically marketed to and/or held discussions with regarding the distribution and/or sale of any of Company’s or any Associated Company’s products, processes or services at any time during the last six (6) months prior to the Termination Date.

(8)“Zimmer Biomet Employee” means any person who was employed in a senior or managerial or executive capacity or as a director by the Company or any Associated Company for at least three (3) months prior to and on the Termination Date, and (a) with whom the Employee has had material contact or dealings in performing Employee’s duties of employment or (b) who had material contact with customers or suppliers of the Company or any Associated Company in performing his/her duties of employment with the Company or any Associated Company or (c) who had access to Confidential Information during his/her employment with the Company or Associated Company.

(9)“Termination Date” means the date on which the Employee’s employment terminates.

b.

Restrictive Covenants. Employee agrees that during the Restricted Period, Employee is bound by each of the following independent and divisible restrictions which are for the benefit of the Company and any Associated Company:

(1)Covenant Not to Compete.

(a)	Employee will not, directly or indirectly, within the Restricted Geographic Area, be employed by, work for, consult with, or provide services to, any Competing Entity in a Prohibited Capacity.
(b)

Employee may be employed by, work for, consult with, or provide services to, a Competing Entity provided that: i) the Competing Entity’s business is diversified; ii) the part of the Competing Entity’s business with which Employee will be affiliated would not, evaluated on a stand-alone basis, be a Competing Entity; iii) Employee’s affiliation with the Competing Entity does not involve any Competing Products; and iv) Employee provides Company a written description of Employee’s anticipated activities on behalf of the Competing Entity which includes, without limitation, an assurance satisfactory to Company that Employee’s affiliation with the Competing Entity does not constitute a Prohibited Capacity.

(2)Covenant Not to Solicit Customers or Active Prospects. Employee will not i) provide, sell, or market; ii) assist in the provision, selling or marketing of; or iii) attempt to provide, sell or market any Competing Products to any of Company’s or any Associated Company’s Customers or Active Prospects located in the Restricted Geographic Area in respect of which Employee had access to confidential information or with whose custom or business Employee was personally concerned in the twelve (12) months prior to the Termination Date.

(3)Covenant Not to Interfere With Business Relationships. During the Restricted Period, the Employee must also not interfere with the relationship which the Company or any Associated Company maintains with a Customer or Active Prospect. Employee will not, within the Restricted Geographic Area, urge, induce or seek to induce any of Company’s or any Associated Company’s independent contractors, subcontractors, distributors, brokers, consultants, sales representatives, customers, vendors, suppliers or any other person or entity with whom Company or any Associated Company has a business relationship at the time of Employee’s separation from his employment with Company to terminate its or their relationship with, or representation of, Company or any Associated Company or to cancel, withdraw, reduce, limit or in any manner modify any such person’s or entity’s business with, or representation of, Company or any Associated Company, provided that such business relationship is in respect of which Employee had access to confidential information or with whose custom or business Employee was personally concerned.

(4)Covenant Not to Solicit Zimmer Biomet Employees. Employee will not, within the Restricted Geographic Area, employ, solicit for employment, or advise any other person or entity to employ or solicit for employment, any Zimmer Biomet Employee, or otherwise directly or indirectly induce or entice any Zimmer Biomet Employee to leave his/her employment with Company or any Associated Company to work for, consult with, provide services to any Competing Entity.

(5)Covenant Not to Disparage Company or Any Associated Company. Employee will not make or publish any disparaging or derogatory statements about Company or any Associated Company; about Company’s or any Associated Company’s products, processes, or services; or about Company’s or any Associated Company’s past, present and future officers, directors, employees, attorneys and agents. Disparaging or derogatory statements include, but are not limited to, negative statements regarding Company’s or any Associated Company’s business or other practices; provided, however, nothing herein shall prohibit Employee from providing any information as may be compelled by law or legal process.

8.

Reasonableness of Terms. Employee acknowledges and agrees that the restrictive covenants contained in this Agreement restrict Employee from engaging in activities for a competitive purpose and are reasonably necessary to protect Company’s and Associated Companies’ legitimate interests in Confidential Information, Inventions, and goodwill. Additionally, Employee acknowledges and agrees that the restrictive covenants are reasonable in all respects, including, but not limited to, temporal duration, scope of prohibited activities and geographic area. Employee further acknowledges and agrees that the restrictive covenants set forth in this Agreement will not pose any hardship on Employee and that Employee will reasonably be able to earn an equivalent livelihood without violating any provision of this Agreement.

9.

Non-Competition Period Payments. To the extent Employee is denied a specific employment position that would otherwise be offered to Employee by a Competing Entity solely because of the restrictive covenant provisions of Section 7 of this Agreement, and provided Employee satisfies all conditions stated herein, then upon expiration of the period of time represented by any severance benefits Employee was offered, Zimmer Biomet will make payments to Employee equal to Employee’s monthly base pay at the time of Employee’s separation from his employment with Company (exclusive of bonus and other extra compensation and any other employee benefits) for each month of such unemployment through the end of the Restricted Period.

a.Verification of Eligibility for Non-Competition Period Payments. To qualify for payments under this Section 9, Employee must provide Company detailed written documentation supporting eligibility for payment, including, at a minimum, (a) the name and location of the Competing Entity that would have employed Employee but for the provisions of Section 7 of this Agreement, (b) the title, nature, and detailed job responsibilities of the employment position with the Competing Entity that Employee was denied, (c) the date Employee was denied the employment position, and (d) the name and contact information of a managerial employee at the Competing Entity who has sufficient authority to confirm that Employee was denied this specific employment position with the Competing Entity solely because Employee is subject to the provisions of Section 7 of this Agreement (the “eligibility documentation”). Upon receipt of the eligibility documentation, Company will determine eligibility for payment and, if eligibility is established, payments will commence as of the date of Company’s receipt of the eligibility documentation.

b.Obligation to Pursue Replacement Employment and Verification of Continued Eligibility for Non-Competition Period Payments. Employee is obligated to diligently seek and pursue replacement employment that does not violate Section 7 of this Agreement (“replacement employment”) during any period in which Employee seeks and/or accepts payment from Company under this Section 9.  After eligibility for non-competition period payments is established, Employee will, on or before the 15th day of each month of eligibility for continued payments, submit to Company a written statement (i) identifying by name and address all prospective employers with whom Employee has applied or inquired about employment; (ii) identifying positions sought with each listed employer and specific actions taken in seeking each position; (iii) describing all other efforts made to obtain replacement employment; and (iv) describing any offers of employment received, including the name of the employer; the nature, title, and compensation terms of the position offered; the actual or anticipated start date if the offer has been accepted; and the reason(s) for declining if the offer was declined.

c.Effect of Replacement Employment on Non-Competition Period Payments. If Employee is denied a specific employment position with a Competing Entity solely because of the restrictive covenant provisions of Section 7 of this Agreement but obtains replacement employment, and the monthly compensation (including base pay, commissions, incentive compensation, bonuses and other compensation) for the replacement employment is less than Employee’s monthly base pay at the time of Employee’s separation from employment with Company, Company agrees to pay Employee the difference for each such month through the end of the Restricted Period, again upon expiration of any severance benefits which Employee was offered and provided Employee satisfies all conditions stated herein. Employee shall submit to Company payroll records (as well as any other records reasonably requested by Company) showing all compensation received by Employee from the replacement employment as a condition of Company’s payment of Non-Competition Period Payments covering any period of time when Employee is working in replacement employment. For the avoidance of doubt, in the event payment is made by Company to Employee under this Section 9(c), Employee’s entitlement to payment under Section 9(a) shall cease.

d.Company’s Right To Provide Release of Obligations in Lieu of Non-Competition Period Payments. Notwithstanding any of the foregoing provisions of this Section 9, Company reserves the right to release Employee from Employee’s obligations under Section 7 of this Agreement at any time during the Restricted Period, in full or in sufficient part to allow Employee to accept employment that would otherwise be prohibited under this Agreement, at which time Company’s payment obligations under this Section 9 shall cease immediately and Employee shall not be entitled to any further such payments or compensation.

10.

Severability, Modification of Restrictions: The covenants and restrictions in this Agreement are separate and divisible, and to the extent any clause, portion or section of this Agreement is determined to be unenforceable or invalid for any reason, Company and Employee acknowledge and agree that such unenforceability or invalidity shall not affect the enforceability or validity of the remainder of the Agreement. If any particular covenant, provision or clause of this Agreement is determined to be unreasonable or unenforceable for any reason, including, without limitation, temporal duration, scope of prohibited activity, and/or scope of geographic area, Company and Employee acknowledge and agree that such covenant, provision or clause shall automatically be deemed reformed to have the closest effect permitted by applicable law to the original form and shall be given effect and enforced as so reformed to whatever extent would be reasonable and enforceable under applicable law.  The Parties agree that any court interpreting the provisions of this Agreement shall have the authority, if necessary, to reform any such provision to make it enforceable under applicable law.

11.

Remedies. Employee acknowledges that a breach or threatened breach by Employee of this Agreement will give rise to irreparable injury to Company, Zimmer Biomet and/or any Associated Company and that money damages will not be adequate relief for such injury. Accordingly, Employee agrees that each of Company, Zimmer Biomet and/or any Associated Company shall be entitled to obtain injunctive relief, including, but not limited to, temporary restraining orders, preliminary injunctions and/or permanent injunctions, without having to post any bond or other security, to restrain or prohibit such breach or threatened breach, in addition to any other legal remedies which may be available. In addition to all other relief to which it shall be entitled, Company shall be entitled to cease all payments to which Employee would otherwise be entitled under Section 9 hereto; continue to enforce this Agreement; recover from Employee all payments made under Section 9 to the extent attributable to a time during which Employee was in violation of the covenants for which payment was made; and recover from Employee all litigation costs and attorneys’ fees incurred by Company, Zimmer Biomet and/or any Associated Company in any action or proceeding relating to this Agreement in which Company prevails in any respect, including, but not limited to, any action or proceeding in which Company, Zimmer Biomet and/or any Associated Company seeks enforcement of this Agreement or seeks relief from Employee’s violation of this Agreement.
12.

Survival of Obligations. Employee acknowledges and agrees that Employee’s obligations under this Agreement, including, without limitation, Employee’s non-disclosure and non-competition obligations, shall survive the termination of Employee’s employment with Company, whether such termination is with or without cause and whether it is voluntary or involuntary. Employee acknowledges and agrees that: (a) Employee’s non-disclosure, non-disparagement, non-solicitation and non-competition covenants set forth in Sections 2 and 7 of this Agreement shall be construed as independent covenants and that no breach of any contractual or legal duty by Company, Zimmer Biomet or any Associated Company shall be held sufficient to excuse or terminate Employee’s obligations or to preclude Company, Zimmer Biomet and/or any Associated Company from obtaining injunctive relief or other remedies for Employee’s violation or threatened violation of such covenants, and (b) the existence of any claim or cause of action by Employee against Company, Zimmer Biomet or any Associated Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the Company’s or Zimmer Biomet’s enforcement of Employee’s obligations under Sections 2 and 7 of this Agreement.

13.

Governing Law. This Agreement, including any disputes relating to this Agreement, shall be construed and enforced in accordance with the laws of Hong Kong Special Administrative Region and the Parties submit to the non-exclusive jurisdiction of the Hong Kong Courts and Labour Tribunal.

14.

Successors and Assigns. Company shall have the right to assign this Agreement, and, accordingly, this Agreement shall inure to the benefit of, and may be enforced by, any and all successors and assigns of Company, including without limitation by asset assignment, stock sale, merger, consolidation or other corporate reorganization, and shall be binding on Employee. The services to be provided by Employee to Company are personal to Employee, and Employee shall not have the right to assign Employee’s duties under this Agreement.

15.

Modification. This Agreement may not be amended, supplemented, or modified except by a written document signed by Employee and by a duly authorized officer of each of the Company, Zimmer, Inc. and Zimmer Biomet Holdings, Inc.

16.

No Waiver. The failure of Company to insist in any one or more instances upon performance of any provision of this Agreement or to pursue its rights hereunder shall not be construed as a waiver of any such provisions or the relinquishment of any such rights.

17.

Counterparts; Electronic Signatures. This Agreement may be in the form of an electronic record (in “.pdf” form or otherwise) and may be executed using electronic signatures, which shall be considered as originals and shall have the same legal effect, validity and enforceability as a paper record. This Agreement may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts shall be one and the same Agreement, as applicable. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by each Party of a manually signed Agreement which has been converted into electronic form (such as scanned into “.pdf” format), or an electronically signed Agreement converted into another format, for transmission, delivery and/or retention.

18.

Entire Agreement. This Agreement, including Recitals, constitutes the entire agreement of the Parties with respect to the subjects specifically addressed herein, and supersedes any prior agreements, understandings, or representations, oral or written, on the subjects addressed herein.

Notwithstanding the foregoing, to the extent the employee has an existing non-competition, confidentiality, and/or non-solicitation agreement in favor of Company and has breached or violated the terms thereof, Company may continue to enforce its rights and remedies under and pursuant to such existing agreement.

19.	Third Party Rights.

Subject to this Clause, any Associated Company which is not a party to this Agreement may enforce the terms and accordingly shall have the benefit of those provisions in this Agreement which are, or are stated to be, for their benefit in accordance with the provisions of the Contracts (Rights of Third Parties) Ordinance (Chapter 623 of the Laws of Hong Kong) (“Third Parties Ordinance”).

Notwithstanding the Third Parties Ordinance, the Employee will have no right to enforce this Agreement against any party other than a party to this Agreement.

Employee’s signature below indicates that Employee has read the entire Agreement, understands what Employee is signing, and is signing the Agreement voluntarily.  Employee agrees that Company advised Employee to consult with an attorney prior to signing the Agreement.

EMPLOYEE

/s/ Yi, Sang
(Employee Signature)

Printed Name: Yi Sang-Uk

Date: June 15, 2020

ZIMMER ASIA (HK) LIMITED

By: : /s/ Seah, Benedict
Name:Benedict Seah
Title:Regional VP, Human Resources, APAC
Date:June 15, 2020

ZIMMER, INC.

By: /s/ Pamela S. Puryear
Name:Pamela Puryear
Title:Senior VP, Chief Human Resources Officer
Date:June 15, 2020

ZIMMER BIOMET HOLDINGS, INC.

By: /s/ Pamela S. Puryear
Name:Pamela Puryear
Title:Senior VP, Chief Human Resources Officer
Date:June 15, 2020